UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2018

LONG BLOCKCHAIN CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37808	47-2624098
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12-1 Dubon Court, Farmingdale, NY 11735

(Address of Principal Executive Offices) (Zip Code)

(855) 542-2832

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 1.02	Termination of a Material Definitive Agreement.

Long Blockchain Corp. (the “Company”) previously announced that it had entered into a sale and purchase agreement (the “Agreement”) with the shareholders (“Shareholders”) of Hashcove Limited (“Hashcove”), pursuant to which the Company would purchase the entire issued share capital of Hashcove in exchange for issuing shares of the Company’s common stock to the Shareholders. The Agreement also provided that Kunal Nandwani, Hashcove’s Chief Executive Officer, would become an executive officer and director of the Company.

On September 14, 2018, the Company and the Shareholders entered into a letter agreement pursuant to which the parties mutually terminated the Agreement effective as of September 14, 2018. The Company and Shareholders agreed to release each other from certain claims and liabilities arising out of or relating to the Agreement or the transactions contemplated therein or thereby. Each party also agreed to bear its own costs, fees, and expenses in connection with the Agreement, the transactions contemplated thereby, and the termination thereof. Confidentiality obligations of both the Company and the Shareholders survive termination of the Agreement.

The foregoing description of the Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Agreement, which was filed as an exhibit to the Company’s Current Report on Form 8-K filed on March 20, 2018, and which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2018

LONG BLOCKCHAIN CORP.

By:	/s/ Andy Shape
Name:	Andy Shape
Title:	Chief Executive Officer